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                                                                   EXHIBIT 99.1
                                                                   ------------


                        NON-QUALIFIED OPTION TO PURCHASE
                             SHARES OF COMMON STOCK
                               OF J. BAKER, INC.



                  25,000                    September 9, 1998
             ---------------            --------------------------
              No. of Shares                       Date


     Pursuant to a vote ratified and confirmed at a meeting of its Board of Directors held on September 15, 1998, J. Baker, Inc. (the "Company") hereby grants to Michael Fine (the "Optionee") a Non-qualified Stock Option to purchase prior to September 9, 2008 (the "Expiration Date") all or any part of 25,000
                                                                      ------
shares of common stock of the Company (the "Option Shares") at a price of $1.00
                                                                          -----
per share subject to the terms and conditions contained herein. This Option is intended to be, and shall be treated as, a non-qualified stock option, and is not an incentive stock option under the provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     1.   Vesting.  Subject to the provisions of Section 3 hereof, this
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Option shall become vested and exercisable with respect to the following whole number of Option Shares according to the timetable set forth below and shall continue to be exercisable by the Optionee at any time or times prior to the Expiration Date:

                       Number of
    Number of       Shares Becoming     Cumulative
   Years After       Available for      Number of
  Date of Grant        Exercise      Shares Available
------------------  ---------------  ----------------

Less than 1 year                  0                 0
At least 1 year               6,250             6,250
At least 2 years              6,250            12,500
At least 3 years              6,250            18,750
At least 4 years              6,250            25,000

     2.   Manner of Exercise.  The Optionee may exercise this Option only in
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the following manner:  From time to time prior to the Expiration Date of this
Option, the Optionee may give written notice to the Company of his election to purchase some or all of the Option Shares purchasable at the time of such notice. Said notice shall specify the number of shares to be purchased and shall be accompanied by payment therefor in cash or, subject to the discretion of the Company, in shares of the Company's common stock, valued at their fair market value on the date of exercise as determined by the closing price of the Company's common stock on the

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NASDAQ stock market for the immediately preceding trading day.  No certificates for the shares so purchased will be issued to the Optionee until the Company has completed all steps required by law to be taken in connection with the issue and sale of the shares, including without limitation, the registration of such shares under the Securities Act of 1933 and, if the Company deems it necessary or appropriate, receipt of a representation from the Optionee upon each exercise of this Option that he is purchasing the shares for his own account and not with a view to any resale or distribution thereof, the legending of any certificate representing said shares, and the imposition of a stop transfer order with respect thereto, to prevent a resale or distribution in violation of Federal or State securities laws. If requested upon the exercise of the Option, certificates for shares may issued in the name of the Optionee jointly with another person with rights of survivorship or in the name of the executor or administrator of his estate, and the foregoing representations shall be modified accordingly.

     3.   Transferability and Termination. Except as provided in the following
          -------------------------------
sentence, this Option is personal to the Optionee, is not transferable by the Optionee in any manner by operation of law or otherwise, and is exercisable, during the Optionee's lifetime, only by him.

          (a) In the event the Optionee dies before the Expiration Date, this Option may be exercised by the Optionee's personal representatives prior to the earlier of (i) the first anniversary of his death or (ii) the Expiration Date, but only to the extent that this Option was exercisable by the Optionee on the date of his death.

          (b) In the event the Optionee's employment terminates by reason of Disability, this option shall be exercisable, to the extent exercisable on the date of termination for a period of 12 months from the date of termination or until the expiration date, if earlier.

          (c) If the Optionee's employment terminates for Cause, any option held by the Optionee shall immediately terminate and be of no further force and effect. If the Optionee's employment terminates for any reason other than death, Disability or Cause, this option may be exercised, to the extent exercisable on the date of termination, for a period of three (3) months from the date of termination or until the Expiration Date, if earlier.

     For purposes of this Option, "Disability" shall mean the Optionee's inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the Optionee's mental or physical disability as determined by the Company, in good faith.

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     For purposes of this Option, "Cause" shall mean the occurrence of one or more of the following: (i) Optionee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion,
(ii) Optionee engages in a fraudulent act to the material damage or prejudice of the Company or any subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by Optionee involving malfeasance or negligence in the performance of Optionee's duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, which has not been corrected by Optionee within 30 days after written notice from the Company of any such act or omission, (iv) failure by Optionee to comply in any material respect with the terms of his employment agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Optionee within 30 days after written notice from the Company of such failure, or (v) material breach by Optionee of his noncompetition agreement with the Company, if any, as determined by the Board in good faith in its sole discretion.

     4.   Option Shares. The shares of stock which are the subject of this
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Option are shares of the Common Stock of the Company as constituted on the date of this Option, subject to adjustment as provided in this Section 4. The terms of this Option and the number of shares subject to this Option shall be equitably adjusted in such manner as to prevent dilution or enlargement of option rights in the following instances:

          (a) the declaration of a dividend payable to the holders of Common Stock in stock of the same class;

          (b)  a split-up of the Common Stock or a reverse split thereof; and

          (c) a recapitalization of the Company under which shares of one or more different classes of stock are changed into or distributed in exchange for or upon the Common Stock without payment of any valuable consideration by the holders thereof.

The terms of any such adjustment shall be conclusively determined by the Board of Directors.

     5.   Effect of Change of Control. In the case of the occurrence of certain
          ---------------------------
Change of Control Events, outstanding Options will become immediately exercisable in full. A Change of Control Event includes (i) any person or group, with certain exceptions, acquiring the beneficial ownership of 30% or more of either the voting securities of the Company or the then outstanding

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shares of the Company; (ii) a change in the composition of a majority of the
Company's Board of Directors as it is composed on the date hereof unless the selection or nomination of each of the new members was approved by a majority of the members of the Company's Board of Directors who were members on the date hereof; or (iii) approval by the Company's stockholders of a consolidation or merger where the stockholders of the Company would not beneficially own at least 80% of the voting stock of the corporation issuing cash or securities, any plan for the liquidation or dissolution of the Company, or the sale of all or substantially all of the Company's assets; or (iv) the sale of the Company's JBI Footwear Division in its entirety as a going concern or the discontinuance of the operation of the JBI Footwear Division and the commencement of liquidation of the Division's licenses, inventory and fixed assets; provided, however, that, in such event, the Option Shares shall not become immediately exercisable in full if the Company has offered the Optionee an executive position of comparable responsibility within the Company.

     6.   No Special Employment Rights.  This Option will not confer upon the
          ----------------------------
Optionee any right with respect to continued employment by the Company or a Subsidiary, nor will it interfere in any way with any right of the Optionee's employer to terminate the Optionee's employment at any time.

     7.   Rights as a Shareholder.  The Optionee shall have no rights as a
          -----------------------
shareholder with respect to any shares of Common Stock that may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares of Common Stock are duly issued and delivered to the Optionee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     8.   Tax Withholding. No later than the date as of which part or all of the
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value of any shares of Common Stock received by the Optionee first becomes includable in the Optionee's gross income for Federal tax purposes, the Optionee shall make arrangements with the Company regarding the payment of any Federal, state or local taxes required to be withheld with respect to such income.

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

     9.   Miscellaneous.  Notices hereunder shall be mailed or delivered to the
          -------------
Company at its principal place of business, 555 Turnpike Street, Canton, Massachusetts 02021 and shall be mailed or delivered to the Optionee at his address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing. This Option shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the choice of law principles thereof.

                                        J. BAKER, INC.


                                        --------------------------------------
                                        Name:  Alan I. Weinstein
                                        Title: President and
                                               Chief Executive Officer


Receipt is acknowledged of the foregoing Option and its terms and conditions are hereby agreed to:



Dated:________________
                                        ------------------------------------
                                        Michael Fine

                                        _____________________________

                                        _____________________________
                                        (address)



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